UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2006

VILLAGEEDOCS
 (Exact name of registrant as specified in its charter)

California	000-31395	33-0668917
(State or other jurisdict	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

14471 Chambers Road, Suite 105
	Tustin, California	92780
	(Address of principal executive offices)	(Zip Code)

(714) 734-1030
 (Registrant’s telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

                           On April 7, 2006, VillageEDOCS. (“VEDO”) and VEDO Merger Sub, Inc., a wholly-owned subsidiary of VEDO (“Merger Sub”), entered into an Amended Agreement and Plan of Reorganization (the “Amended Merger Agreement”) with GoSolutions, Inc. (“GoSolutions”).  The purpose of the amendment was to extend to April 30, 2006 the date upon which all closing conditions must be satisfied or waived. Pursuant to the Amended Merger Agreement , upon the closing, GoSolutions and Merger Sub will merge (the “Merger”), with GoSolutions continuing as the surviving entity, and the GoSolutions stockholders will be entitled to receive merger consideration of an aggregate of 60,000,000 shares of VEDO common stock, subject to certain holdbacks and adjustments (the “Merger Consideration”).

                            The closing of the Merger is subject to customary closing conditions, including the approval of GoSolutions stockholders owning the requisite percentage of each series and class of GoSolutions capital stock necessary to adopt the Merger Agreement and approve the Merger.  On February 27, 2006, stockholders representing 55% of GoSolutions’ outstanding voting stock voted in favor of the Merger. Stockholders representing 30% of GoSolutions’ outstanding voting stock have indicated their intent to exercise their right to dissent to the Merger. GoSolutions and VEDO are in the process of completing certain pre-closing conditions as set forth in the Amended Merger Agreement.

                            Subsequent to the signing of the original Merger Agreement, VEDO issued a Form 8-K dated March 28, 2006 for Item 4.02 – Non-Reliance from Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review to which reference is hereby made regarding the application of EITF 00-19 and SFAS No. 141. The adjustments required by the application of the above referenced accounting pronouncements are material to VEDO’s financial statements and require VEDO to restate and reissue its annual report for the year ended December 31, 2004 as well as the quarterly reports for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005. In addition, VEDO is considering amending its bylaws to provide for an increase in the size of its board of directors from five directors to nine directors. VEDO’s majority stockholders have indicated their intention to re-elect the current slate of directors for terms ranging from one to three years and to approve any amendments to VEDO’s bylaws that may be required to permit variable terms.

                            Due to the above factors, namely: (i) the GoSolutions dissenting shareholders, (ii) the restatement of previously issued VEDO financial statements, and (iii) the pending proposal to increase VEDO’s board of directors, VEDO and GoSolutions are considering various options with respect to the current situation, including but not limited to, (a) seeking the written consent of a majority of the GoSolutions’ shareholders to these changed events, facts and circumstances; or (b) amending the previous disclosure statement provided to GoSolutions’ shareholders and noticing a special meeting of such shareholders to be held before April 30, 2006 to consider the proposed transactions as described in the Amended Merger Agreement and approving the transaction.

                            There is no assurance that the Merger with GoSolutions will be consummated in light of the above factors. In addition, the Amended Merger Agreement contains termination rights for both VEDO and GoSolutions. The failure to close the Merger with GoSolutions will result in VEDO incurring substantial transaction costs without consummating the Merger and will substantially reduce VEDO’s anticipated revenues and financial performance in the foreseeable future.

                            The foregoing description of the Amended Merger Agreement is qualified in its entirety by reference to the actual terms of the Amended Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(C)	Exhibits:

Exhibit No.	Description
2.1	Amendment No. 2 to Agreement and Plan of Reorganization, dated as of April 7, 2006, by and among VillageEDOCS, VEDO Merger Sub, Inc., and GoSolutions, Inc.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 7, 2006	VILLAGEEDOCS

	By:	/s/ Michael A. Richard
Print Name: Michael A. Richard
Title: Chief Financial Officer